Exhibit 4.1

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO AXIS SPECIALTY FINANCE LLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. R-1	CUSIP No. 05463HAB7
ISIN No. US05463HAB78

AXIS SPECIALTY FINANCE LLC

3.900% Senior Notes

Due July 15, 2029

Fully and unconditionally

guaranteed by

AXIS CAPITAL HOLDINGS LIMITED

Principal Amount:	$300,000,000

Regular Record Date:	with respect to each Interest Payment Date, the close of business on the preceding January 1 or July 1, as the case may be (whether or not a Business Day)

Original Issue Date:	June 19, 2019

Stated Maturity:	July 15, 2029

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2020

Interest Rate:	3.900% per year

Authorized Denomination:	$2,000 or any integral multiples of $1,000 in addition thereto

AXIS Specialty Finance LLC, a limited liability company organized under the laws of Delaware (the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS on the Stated Maturity shown above, and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above, commencing on January 15, 2020, and on the Stated Maturity at the rate per year shown above until the principal hereof is paid or made available for payment and on any overdue principal and on any overdue installment of interest to the extent permitted by law. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity or a Redemption Date) will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date, provided that any interest payable at Stated Maturity or on a Redemption Date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may be paid as provided in Section 2.7 of the Indenture.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal of and interest due at the Stated Maturity or a Redemption Date of this Note shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Note shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest

(including interest on an Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Issuer, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

The Senior Notes (as defined on the reverse hereof) are unsecured senior obligations of the Issuer and rank equally with all outstanding and future unsecured and senior debt of the Issuer. The Senior Notes are effectively subordinated to all existing and future secured obligations of the Issuer to the extent of the security therefor. The Senior Notes are contractually subordinated in right of payment to any existing and future liabilities of AXIS Capital Holdings Limited’s (the “Guarantor”) subsidiaries (other than the Issuer and AXIS Specialty Finance PLC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

The Guarantor does hereby fully and unconditionally guarantee (the “Guarantee”) to the Holders and to the Trustee all payment obligations of the Issuer on this Note when due, in accordance with the provisions of the Indenture, as provided below. The Guarantee ranks equally with all outstanding and future unsecured and senior debt of the Guarantor. The Guarantee is effectively subordinated to all existing and future secured obligations of the Guarantor to the extent of the value of the assets securing such indebtedness. The Guarantee is contractually subordinated in right of payment to any existing and future liabilities of the Guarantor’s subsidiaries (other than the Issuer and AXIS Specialty Finance PLC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries. Nothing contained in this paragraph shall apply to the claims of, or payments to, the Trustee under or pursuant to Section 5.3 or Section 6.6 of the Indenture.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

AXIS SPECIALTY FINANCE LLC, as Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 3.900% Senior Notes due 2029 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

(Reverse Side of Note)

1.    The Indenture and the Senior Notes. This Note is one of a duly authorized issue of Senior Notes of the Issuer issued and issuable in one or more series under a Senior Indenture dated as of March 23, 2010 (the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture, including the Board Resolutions and Officers’ Certificates filed with the Trustee on June 19, 2019 creating the Senior Notes, and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Senior Notes issued thereunder and of the terms upon which said Senior Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 3.900% Senior Notes due 2029 (the “Senior Notes”), initially limited in aggregate principal amount of $300,000,000; provided, however, that the aggregate principal amount of the Senior Notes may be increased in the future, without the consent of the Holders of the Senior Notes, on the same terms and with the same CUSIP and ISIN numbers as the Senior Notes. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

2    Exchange. This Note is exchangeable in whole or from time to time in part for Senior Notes in definitive registered form only as provided herein and in the Indenture. If (i) at any time the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for this Note, and the Issuer does not appoint a successor Depositary within 90 days after the Issuer receives such notice or becomes aware of such condition, as the case may be, (ii) at any time, the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and the Issuer has not appointed a successor depositary within 90 days after the Issuer learns that the Depositary has ceased to be so registered or (iii) the Issuer in its sole discretion determines that this Note shall be exchangeable for Senior Notes in definitive registered form and executes and delivers to the Security Registrar a written order of the Issuer providing that this Note shall be so exchangeable, this Note shall be exchangeable for Senior Notes in definitive registered form, provided that the definitive Senior Notes so issued in exchange for this Note shall be in denominations of $2,000 and whole multiples of $1,000 in excess of $2,000, without coupons, and be of like aggregate principal amount and tenor as the portion of this Note to be exchanged. Except as provided above, owners of beneficial interests in this Note will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to physical delivery of Senior Notes in definitive registered form and will not be considered the Holders thereof for any purpose under the Indenture. Neither the Issuer, the Guarantor, the Trustee, any Paying Agent nor the Security Registrar shall have any responsibility or liability for any aspect of records relating to or payments made on account of beneficial ownership interests in this Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

3.    Events of Default. If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may become or may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

Solely with respect to the Senior Notes, Section 5.1(6) of the Indenture is replaced in its entirety as follows: “the Issuer or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or the Guarantor or for any substantial part of its or their property, or make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its or their respective debts generally as they become due; or.”

4.    Amendment and Modification, Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Senior Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Senior Notes at the time Outstanding.

Solely with respect to the Senior Notes, Section 8.1(1)(a) of the Indenture shall not apply.

The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

5.    Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Issuer pursuant to this Note and (b) restrictive covenants and the related Events of Default, upon compliance by the Issuer with certain conditions set forth therein, which provisions apply to this Note.

6.    Optional Redemption. Subject to the provisions set forth under Section 7 of this Note, the Senior Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time (a “Redemption Date”) prior to April 16, 2029 (the “Par Call Date”), at a redemption price (the “Redemption Price”) equal to the greater of (i) 100% of the aggregate principal amount of the Senior Notes to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued as of such Redemption Date) that would be due if the Senior Notes to be redeemed matured on the Par Call Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points; plus, in each case, accrued and unpaid interest on the principal amount of Senior Notes to be redeemed to, but excluding, such Redemption Date.

In addition, at any time and from time to time on or after the Par Call Date, subject to the provisions set forth under Section 7 of this Note, the Senior Notes will be redeemable, at the option of the Issuer, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, such Redemption Date.

As used herein:

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed if the Senior Notes matured on the Par Call Date.

“Independent Investment Banker” means any one of Wells Fargo Securities, LLC, HSBC Securities (USA) Inc. and their successors or, if none of such firms is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Wells Fargo Securities, LLC, HSBC Securities (USA) Inc. and their respective successors and one other primary U.S. government securities dealer (each a “Primary Treasury Dealer”), as specified by the Issuer; provided, that (1) if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer and (2) if the Issuer fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Issuer.

“Reference Treasury Dealer Quotations” mean, with respect to a Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed at least 15 days but no more than 60 days before the Redemption Date to each Holder of the Senior Notes to be redeemed. Notwithstanding Section 12.2 of the Indenture, the notice of redemption with respect to the foregoing redemption need not set forth the Redemption Price but only the manner of calculation thereof.

The Issuer shall furnish to the Trustee an Officer’s Certificate stating the Redemption Price with respect to the foregoing redemption promptly after the calculation thereof. The Trustee shall not be responsible for calculating said Redemption Price or any component thereof, and shall rely conclusively on the Officer’s Certificate for the Redemption Price. Unless the Issuer defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

If less than all of the Senior Notes are to be redeemed, the Trustee shall select, in such manner as it deems appropriate and fair, the principal amount of such Senior Notes held by each beneficial owner of such Senior Notes to be redeemed. The Trustee may select Senior Notes and portions of Senior Notes in amounts of $2,000 and whole multiples of $1,000 in excess of $2,000.

7.    Regulatory Consent to Certain Redemptions. The Issuer will be entitled to redeem the Senior Notes as set forth in Section 6; provided that notwithstanding anything to the contrary set forth herein, (i) the Senior Notes will not be redeemable at any time prior to December 31, 2022 without BMA Approval and (ii) the Senior Notes will not be redeemable at any time prior to their maturity if the Enhanced Capital Requirement would be breached immediately before or after giving effect to the redemption of such Senior Notes, unless, in the case of each of clause (i) and (ii), the Issuer, the Guarantor or another subsidiary of the Guarantor replaces the capital represented by the Senior Notes to be redeemed with capital having equal or better capital treatment as the Senior Notes under the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time (the “Group Rules”).

As used herein:

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Guarantor or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Guarantor or the Insurance Group.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Issuer or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by the applicable redemption date, its prior consent to the redemption of such Senior Notes.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Issuer or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

“Insurance Group” means all subsidiaries of the Guarantor that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

8.    Limitation on Liens. Solely with respect to the Senior Notes, Section 3.9 of the Indenture is replaced in its entirety as follows:

“Neither the Guarantor nor any of its Restricted Subsidiaries may issue, assume, incur, suffer to exist or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any shares of the Voting Shares of a Restricted Subsidiary which shares are owned by the Guarantor or its Restricted Subsidiaries.

This restriction does not apply to: (i) liens existing at the time a corporation becomes the Guarantor’s Restricted Subsidiary; (ii) liens to secure indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary, but only as long as the indebtedness is owned or held by the Issuer or such Restricted Subsidiary; (iii) any renewal, replacement or extension of existing (or successive extensions, renewals or replacements) liens; and (iv) shares of subsidiaries that are not Restricted Subsidiaries.”

9.    No Impairment of Obligation to Pay Interest. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, as herein prescribed.

10.    Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the surrender of this Note for registration of transfer at the office or agency of the Issuer for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer or the Security Registrar and duly executed by, the Holder hereof or his/her attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such exchange or registration of transfer, but the Issuer will require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee, any Person authorized by the Issuer to pay the principal of or any premium or interest on any Securities on behalf of the Issuer (“Paying Agent”) and the Security Registrar may deem and treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue and notwithstanding any notice of ownership or writing thereon made by anyone other than the Security Registrar, and neither the Issuer nor the Trustee nor any Paying Agent nor the Security Registrar shall be affected by notice to the contrary.

11.    Denominations. The Senior Notes are issuable only in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Senior Notes to be exchanged at the office or agency of the Issuer.

12.    No Recourse. No recourse shall be had for payment of the principal of or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, as such or against any past, present or future shareholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule, law, statute or constitutional provision, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released, by the acceptance hereof and as part of the consideration for the issuance hereof.

13.    No Rights of Set-off. This Note does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Issuer, the Guarantor or any of the Insurance Group to any Person in whose names the Senior Notes are registered or any creditor of the Issuer, the Guarantor or the Insurance Group.

14.    No Encumbrances. By acquiring the Senior Notes, each Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Issuer, the Guarantor or any of their respective affiliates to secure the rights of Holders.

15.    No Sinking Fund. This Note is not subject to a sinking fund.

16.    Governing Law. This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may be required by mandatory provisions of law.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT – Custodian under Uniform Gift to Minors Act ____________________ (State)
TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with rights of	CUST — Custodian survivorship and not as tenants in common

Additional abbreviations may also be used

though not on the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

(please insert Social Security or other identifying number of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.